Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2019 FIRST QUARTER RESULTS

NEW YORK, NY – May 6, 2019 – Medallion Financial Corp. (Nasdaq: MFIN, “Medallion” or the “Company”), a finance company that originates and services loans in various consumer and commercial niche industries, announced today its 2019 first quarter results. Effective April 2, 2018, Medallion Financial Corp. withdrew its BDC election, and now operates as a finance company following the reporting conventions of bank holding companies, which began with the 2018 second quarter. A major component of this change is that we now consolidate wholly-owned or controlled subsidiaries, particularly Medallion Bank, which were previously treated as unconsolidated portfolio investment companies.

2019 First Quarter Highlights

•	Net income was $1.2 million, or $0.05 per share, compared to a net loss of $14.9 million, or $0.62 per share, in the prior year period

•	Total assets were $1.43 billion as of March 31, 2019

•	Net interest income was $22.3 million, reflecting primarily the contributions of the consumer lending segments

•	Net income from Medallion’s consumer and commercial segments totaled $6.6 million in the quarter

•	Net interest margin was 8.56% in the 2019 first quarter, the highest in over 10 years, compared to 6.96% in the prior year period on a combined basis with Medallion Bank

•	90 day plus medallion loan delinquencies decreased to $4.0 million or 2.5% of gross medallion loans, down from $53.2 million or 13.7% in the 2018 first quarter when combined with Medallion Bank

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The provision for medallion loan losses was $5.3 million in the 2019 first quarter compared to $62.7 million in the prior year period, recorded as non-cash valuation adjustments and realized losses/charge-offs when combined with Medallion Bank

•	The net medallion portfolio now stands at $140 million, down from $319 million one year ago when combined with Medallion Bank, a decrease of 56%

•	Medallion Bank’s Tier 1 leverage ratio at quarter-end improved to 16.56% compared to 15.85% in the prior quarter

Andrew Murstein, President of Medallion, stated, “The first quarter was another successful step in the right direction as we continue to reduce our medallion exposure and losses while growing our highly profitable consumer lending segments and exploring opportunities to expand our profitable commercial portfolio. We were also successful in raising $30 million in a private placement of senior unsecured notes that were investment grade rated. This will give us the capital we need to continue to grow our business lines and execute on our strategy.”

Mr. Murstein continued: “The consumer and commercial lending segments will continue to be the drivers in 2019. The Company recorded $22.3 million of net interest income, reflecting a strong net interest margin of 8.56%. Medallion Bank’s Tier 1 leverage ratio is now above 16.5%, demonstrating the Bank is well positioned for 2019 as their consumer portfolio continues to grow. In addition, the Bank’s net interest margin was 9.36% for the first quarter, up from 9.08% recorded in the prior year period and is in the top tier nationally. The Bank’s low efficiency ratio of 38.6 is also another impressive figure worth noting when compared to other banks. We originated $92 million in consumer loans in the quarter. We currently have over 2,500 dealers in all 50 states referring business to us and our pipeline looks promising, especially in the coming months during the spring and summer periods when home improvements, recreational vehicles and boats are in high demand.”

Mr. Murstein continued, “In regard to our medallion portfolio, in April, we came to terms with one of our largest borrowers that provided for a pay down and the receipt of additional collateral to secure the obligation. The recoveries typically show up when and if the loan is paid off in the future. We feel this is yet another positive sign that medallion owners have the resources and the commitment to honor their obligations and that they believe in the future of the taxi industry. A few days ago, we also successfully sold at auction several Newark medallions for all cash at prices slightly above what we had been carrying them at. Recently passed regulations are also expected to have a positive effect on the taxi industry. Additional congestion pricing is expected to take effect in New York as passenger cars and commercial vehicles will be charged a toll to enter Manhattan below 60th street. We hope this will result in an increase in taxi usage due to a reduction in traffic, fares turning over more quickly, and more of a desire to use taxis than to drive into Manhattan. Furthermore, just last week the two largest ride-hailing companies stopped accepting new drivers in New York City. Lastly, we recently saw restrictions imposed on ride-hailing companies at Logan International Airport in Boston. These restrictions impose an additional fee and limit these companies from making curbside pickups and drop-offs at terminals, instead directing them to a garage. We believe cities continue to support the taxi industry and are taking a stronger approach when it comes to regulating the companies that cause the increased congestion and traffic.”

Consumer Lending Segments

Medallion’s net consumer lending portfolio was $792.2 million as of March 31, 2019 compared to $761.5 million at the end of the prior quarter. Net interest income for the first quarter was $23.1 million. The average interest rate on the portfolio was 14.94%, compared to 14.86% in the prior year period. Consumer loan delinquencies over 90 days past due as of March 31, 2019 were 0.44%, compared to 0.55% in the prior quarter.

Commercial Lending Segment

The Company’s net commercial lending portfolio as of March 31, 2019 was $54.8 million. The average interest rate on the portfolio was 13.42% compared to 11.76% a year ago on a managed basis. Net income for the first quarter was $0.23 million. Medallion Capital remains well capitalized and expects growth in its loan portfolio for 2019.

Medallion Lending Segment

The Company’s net medallion lending portfolio as of March 31, 2019 was $140.4 million, compared to $318.9 million at March 31, 2018 on a combined basis with Medallion Bank, a 56% decrease. The average interest rate on the medallion portfolio was 4.40% compared to 4.42% a year ago on a combined basis with Medallion Bank. Total medallion delinquencies over 90 days were $4.0 million as of March 31, 2019, compared to $15.7 million in the preceding quarter, and $53.2 million in the prior year period when combined with Medallion Bank. Medallion provision for loan losses was $5.3 million in the quarter, compared to $3.4 million in the 2018 fourth quarter, which reflects the reversal of $8.2 million of reserves as a result of the deconsolidation of Trust III, and $62.7 million in the prior year period, recorded as non-cash valuation adjustments and realized losses/charge-offs when combined with Medallion Bank. Taxi medallion loans comprised 14% of our net loans receivable as of March 31, 2019, compared to 16% at year end and 28% of our managed net loan portfolio as of March 31, 2018.

Conference Call Information

The Company will be hosting a conference call to discuss the first quarter financial results on Tuesday, May 7, at 9:00 a.m. Eastern time.

The dial-in number for the conference call is (877) 407-0789 (toll-free) or (201) 689-8562 (direct). Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Medallion Financial’s website at http://www.medallion.com/investors.html.

A replay will be available following the end of the call through Tuesday, May 14, 2019, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (direct), passcode 13690086. A webcast replay of the call will be available at http://www.medallion.com/investors.html until the next quarter is announced.

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About Medallion Financial Corp.

Medallion Financial Corp. is a finance company that originates and services loans in various industries, and its wholly-owned subsidiary, Medallion Bank, also originates and services consumer loans. Medallion Financial Corp. has lent more than $8 billion since its initial public offering in 1996.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2018 Annual Report on Form 10-K.

Company Contact:

Alex E. Arzeno

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

(Dollars in thousands, except per share data)	For the Three Months Ended March 31, 2019
Total interest income	$30,043
Total interest expense	7,722

Net interest income	22,321

Provision for loan losses	13,343

Net interest income after provision for loan losses	8,978

Other income (loss)
Gain on the extinguishment of debt	4,145
Sponsorship and race winnings	3,179
Change in collateral on loans in process of foreclosure	(2,119)
Other income	1,658

Total other income	6,863

Other expenses
Salaries and employee benefits	5,341
Race team related expenses	1,998
Professional fees	1,636
Loan servicing fees	1,194
Collection costs	638
Rent expense	600
Regulatory fees	447
Amortization of intangible assets	361
Travel, meals and entertainment	265
Other expenses	2,222

Total other expenses	14,702

Income before income taxes	1,139
Income tax benefit	256

Net income after taxes	1,395
Less: income attributable to the non-controlling interest	167

Total net income (loss) attributable to Medallion Financial Corp.	$1,228

Basic net loss per share	$0.05
Diluted net loss per share	$0.05

Weighted average common shares outstanding
Basic	24,288,263
Diluted	24,616,890

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

(Dollars in thousands, except share and per share data)	March 31, 2019
Assets
Cash, restricted cash and federal funds sold	$86,121
Equity investments and investment sercurities	53,381
Loans	1,024,200
Allowance for losses	(36,862)

Net loans receivable	987,338

Loan collateral in process of foreclosure	49,808
Goodwill and intangible assets	204,423
Other assets	47,657

Total assets	$1,428,728

Liabilities
Accounts payable, accrued expenses, and accrued interest payable	$19,410
Deposits	864,131
Short-term borrowings	81,872
Deferred tax liabilities and other tax payables	7,037
Operating lease liabilities	11,724
Long-term debt	152,713

Total liabilities	1,136,887

Commitments and contingencies	—

Total stockholders’ equity	264,670

Non-controlling interest in consolidated subsidiaries	27,171

Total equity	291,841

Total liabilities and equity	$1,428,728

Number of shares outstanding	24,595,756
Book value per share	$10.76

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